Exhibit 10.2
EMPLOYMENT AGREEMENT AMENDMENT 2
     THIS EMPLOYMENT AGREEMENT AMENDMENT 2 (“Amendment”) is made as of December 16, 2008 between HARRIS INTERACTIVE INC., a Delaware corporation (“Company”), and GEORGE H. TERHANIAN (“Executive”).
     This Amendment amends the Employment Agreement (“Employment Agreement”)made between Company and Executive effective as of September 1, 2007, as previously amended by Amendment 1 dated as of April 30, 2008. All terms of the Employment Agreement, except as amended hereby, remain in full force and effect. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Agreement.
     1. Section 1.2(a) of the Employment Agreement is hereby amended to read in its entirety as follows:
     (a) Executive shall serve as President, Global Solutions. Executive shall perform duties and shall have authority as may from time to time be specified by the Chief Executive Officer and the Board of Directors of Company (the “Board”). Executive’s title and duties may be changed from time to time by the Chief Executive Officer and the Board; provided, however, that (i) Executive’s position, authority, duties, and responsibilities shall be no less senior and executive in nature than those of President, Global Solutions and (ii) the duties assigned to the Executive shall be in all respects consistent with all applicable laws and regulations. Executive will report to the Chief Executive Officer of the Company. Executive principal business office will be relocated from the United Kingdom to the United States on or about March 1, 2009.
     2. Section 3.1 of the Employment Agreement is hereby amended to read in its entirety as follows:
3.1 Base Compensation. As compensation for Executive’s services, Company shall pay to Executive base compensation in the form of salary (“Base Compensation”) in the amount of $300,000 per annum. Base Compensation shall be payable in periodic installments in accordance with Company’s regular payroll practices for its executive personnel at the time of payment, but in no event less frequently than monthly. The Compensation Committee of the Board shall review Base Compensation periodically for the purpose of determining, in its sole discretion, whether Base Compensation should be adjusted for reasons other than Exchange Adjustments; provided, however, that Executive’s Base Compensation shall not be less than $300,000.
     3. Section 3.2 of the Employment Agreement is hereby amended to read in its entirety as follows:
3.2 Performance Bonus. As additional compensation for the services rendered by Executive to Company Executive shall be paid a performance bonus (“Performance Bonus”) payable in full at the same time as payment of other executive bonuses by the Company but no later than two and one-half (2.5) months after the end of the applicable fiscal year, based upon meeting performance criteria. The Performance Bonus award criteria and amounts shall be those established on an annual basis by the Compensation Committee of the Board of Directors of the Company based upon performance guidelines established for executive officers of the Company. In no event shall Executive’s target Performance Bonus be less than $100,000, but the Executive may earn more or less than target depending upon achievement of the performance guidelines.

     4. Section 3.7 of the Employment Agreement is hereby amended to read in its entirety as follows:
3.7 Additional Benefits. The Company acknowledges that Executive’s primary business location is in the United Kingdom through quarters ending December 31, 2008. The Company shall provide Executive with (i) an apartment allowance of a minimum of $2,436 per month, applicable both to service in the United Kingdom and the United States, adjusted from time to time in the discretion of the Company, (ii) reimbursement in fiscal year 2009 for one round trip economy class airfare to the United States for home leave from the United Kingdom, and (iii) income tax preparation and filing assistance during Executive’s assignment in the United Kingdom and final preparation and filing of returns upon his return to the United States anticipated to occur about March 1, 2009. The Company will reimburse Executive for his reasonable expenses incurred in connection with his relocation from the United Kingdom to the United States, anticipated to occur on or about March 1, 2009.
     5. Subsections 4.7(b)(ii) and (iii) of the Employment Agreement are hereby amended to read in their entirety as follows:
(ii) any decrease in Executive’s salary as it may have increased during the term of this Agreement, except for decreases that are in conjunction with decreases in executive salaries by the Company generally and that do not result in a decrease in Executive’s annual salary below $300,000 per annum;
(iii) any decrease of Executive’s target Performance Bonus below $100,000; or
     6. Section 4.7(b) of the Employment Agreement is hereby amended to add a new subsection (v) follows:
(ii) failure of the Compensation Committee of the Board to grant 100,000 non-qualified stock options to Executive on the Company’s regularly scheduled quarterly grant date in February, 2009, such options to be granted at fair market value on the grant date and to be subject to the Company’s standard terms for such grants including among others 25% vesting at the end of the first year after the grant date and 75% ratably monthly over the succeeding three-year period provided that Executive remains an employee of the Company.
     IN WITNESS WHEREOF, this Amendment has been executed and delivered as of the date first above written.
[Signature Page Follows]

HARRIS INTERACTIVE INC.

By:	/s/Kimberly Till

Kimberly Till
Chief Executive Officer

/s/ George H. Terhanian

GEORGE H. TERHANIAN